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                                                                    EXHIBIT 3.11

                            CERTIFICATE OF FORMATION

                                       OF

                       Thunder Basin Coal Company, L.L.C.

1.       The name of the limited liability company is Thunder Basin Coal
Company, L.L.C.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of Thunder Basin Coal Company, L.L.C. this Tenth day of July, 1997.

                                           D.F. Hickey

                                              /s/  D.F. Hickey
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